MANAGEMENT CONTRACT

                           entered into by and between

SPEECH DESIGN Gesellschaft fur elektronische Sprachverarbeitung mbH Industriestra(beta)e 1, 82110 Germering

                                     - hereinafter referred to as "the Company"

and

Mr. Hans Meiler
Wastelbauerstra(beta)e 12
81247 Munchen

                            - hereinafter referred to as "the Managing Director"


                                      ss. 1
                              Sphere of Activities

1. The Managing Director (Geschaftsfuhrer) was appointed by the Company. This appointment shall not exclude the additional appointment of Mr. Kasimir Arciszewski. It is agreed, that the Managing Director and Mr. Kasimir Arciszewski will be the sole managing directors of the Company during the Contract Term. However, it is agreed by the parties that the Company shall be entitled to appoint another Managing Director in any case of termination of the Management Contract of Mr. Kasimir Arciszewski for whatever reason, such Managing Director's sphere of activities to be limited to the sphere of activities of Mr. Kasimir Arciszewski.

2. It shall be incumbent on the Managing Director to scrupulously conduct the business of the Company and to perform the obligations assigned to him by law, by the Company statutes as in effect from time to time and the present contract with the appropriate responsibility.

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3.     The Managing Director's principal function shall consist in the management and supervision of the fields of production and administration as well as it includes the taking, coordination and execution of all measures.

4. The Managing Director's activities shall be subject to the reciprocal coordination with the other Managing Director.

5. The Managing Director will freely organize his sphere of activities and is not bound by the observance of specific working hours or a specific place of office.

                                      ss. 2
                             Power of Representation

1. The Managing Director shall represent the company jointly with Mr. Kasimir Arciszewski in and out of court as defined by his appointment and the actual company statutes.

2. The Managing Director is released from the restrictions of section 181 German Civil Code ("prohibition of self contracting") for all transactions between the Company on the one hand and majority-owned enterprises of the Company on the other hand, namely at present SATELCO AG, Switzerland, SPEECH DESIGN U.K. Ltd., United Kingdom, SPEECH DESIGN ISRAEL, Ltd., Israel. Such release from the restrictions of section 181 German Civil Code applies also to the legal transactions undertaken in the past by the Managing Director acting as representative of the Company on the one hand and as representative of the above listed enterprises on the other hand. This consent does not include any other consent or approval, that might be necessary in relation with such transactions for whatever other legal reason.

3. The Managing Director shall be bound to the resolutions and instructions of the Shareholders' Meeting. The Shareholders' Meeting may in particular establish general policies with regard to the way the business is to be conducted.

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                                      ss. 3
                           Contract Term, Termination

1. This agreement enters into force on July 1st, 1998 (hereinafter referred to as "Effective Date") and will end after three years on June 30th, 2001 (hereinafter referred to as "Contract Term") without notice. During the Contract Term the right to terminate this agreement without cause is excluded. At the latest six months before the end of contract the parties may enter into negotiations on the renewal of this contract.

2. Either party shall have the right to terminate this agreement with cause for important reasons by written notice effective immediately. Important reasons in the meaning of the sentence above are in particular

       2.1.  for the Company, if the Managing Director:

             2.1.1.  is convicted of any relevant crime or felony, or

             2.1.2. refuses to comply with material oral or written decisions or instructions of the Company's shareholders, provided the Managing Director is given written notice and an adequate cure period of at least ten days, and such failure is not cured within such cure period, or

             2.1.3. is grossly negligent or dishonest in connection with the performance of his duties hereunder, or

             2.1.4. materially breaches affirmative or negative covenants or undertakings hereunder.


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       2.2.  for the Managing Director, if

             2.2.1. the appointment of the Managing Director as Managing Director of the Company is revoked without cause,

             2.2.2. contrary to Section 1 hereunder an additional Managing Director or a permanent representative is appointed by the shareholders of the Company with the right to instruct the Managing Director in the normal course of business,

             2.2.3. the sphere of activities or the power to represent the Company is materially restricted.

3. In addition the Managing Director shall have the right to terminate this agreement with six months prior written notice, which notice will be effective by the end of the calendar month in which it is given, in the event that

       3.1. the shareholders of the Company sell all or substantially all of the tangible or intangible assets or properties of the Company,

       3.2. the shareholders of the Company sell a majority participation in the Company.

       Notwithstanding ss.1 section 1 above the Company shall be entitled to appoint additional managing directors if the Managing Director terminates the Management Contract pursuant to section 3.1. or 3.2. above.

                                      ss. 4
                                  Compensation

1. The Managing Director shall receive for his services a yearly gross salary amounting to 120.000,-- Deutsch Marks, payable in twelve equal monthly installments of 10.000,-- Deutsch Marks each at the end of each calendar month reduced by the statutory deductions. At the latest three months prior to the end of every contract year, the aforesaid remuneration will be subject to an upward revision, as may be agreed by the parties.

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       2. In addition the Managing Director shall receive an annual performance-based bonus (hereinafter referred to as "the Bonus"). The parties agree that the guaranteed Bonus for the calendar year 1998 will be at DM 54.000,--. Starting with the calendar year 1999 the parties will determine the conditions of the Bonus upon a formula to be negotiated between the parties in separate arrangements at the beginning of each calendar year. The parties agree, that the Bonus will be targeted at DM 54.000,-- if the trend of business meets the expectations reflected in the company plans for the respective calendar year. The annual Bonus is payable on or before the later of a) March 31 of the following fiscal year, or b) ten days after the audited financial statements for the prior fiscal year of the Company have been finalized.

       This agreement replaces all other arrangements on bonuses to be paid to the Managing Director for the year 1998.

3. In addition the Managing Director is entitled to participate in the Stock option plan of Bogen Communications International, Inc., as defined in Exhibit A.

4. In addition to the social security contributions payable by employer by act of law the Company will also bear the employee's contributions to the statutory unemployment insurance and to the statutory social security pension insurance and will therefore pay the Managing Director a monthly amount corresponding to the employee's contributions.

                                      ss. 5
                                 Fringe Benefits

1. During the contract term the Company shall provide the Managing Director with a Company car of the upper middle class, the leasing rates for which shall not exceed DM 21.000,-- p.a., which the Managing Director may also use for private travel. Possibly accruing wage tax shall be borne by the Managing Director.

2. Contingent existing personal accident insurances and direct life insurances remain maintained during the Contract Term at current premium levels subject to ordinary premium increases.

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                                      ss. 6
                                    Expenses

The Company is under the obligation to reimburse the Managing Director for the expenses incurred by him to the extent that such expenses are necessary and appropriate. These expenses shall in the individual case be documented in compliance with the applicable tax regulations unless these expenses are accounted for at a flat rate in accordance with the said tax regulations.

                                      ss. 7
                                    Vacation

1. The Managing Director shall be entitled to a vacation of six weeks per annum.

2. Safeguarding the interests of the Company, the proposed time of the vacation shall be subject to the coordination with the other Managing Director and with the shareholders.

                                      ss. 8
               Continued payment of Salary in the Event of Illness

1. If the Managing Director is prevented from performing his duties by illness or by other circumstances beyond his control, he shall receive the remuneration as set out in ss.4 and ss.5 up to a period of 6 (six) months beginning with the month succeeding the month in which the prevention begins.

2. Any compensation for wages paid by third parties, e.g. arising from disability income insurance or otherwise in respect of salary, shall be deducted from the continued payment of the salary owed by the Company in such a way that the amount of the aforesaid compensation together with the Company's continued payment of the salary amounts to the net base salary the Managing Director would receive if he were able to work.

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                                      ss. 9
                             Non-Competition Clause

1. During the Contract Term and for three years after the expiration of the Management Contract (hereinafter referred to as "the Non-Competition period") the Managing Director shall not whether directly or indirectly

       1.1. hire, solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Buyer or any of its affiliates, or

       1.2. hire, solicit or encourage any consultant under contract with the Company or any of its affiliates to cease to work with the Company or any of its affiliates, or

       1.3. actively engage in competing business transactions, by way of employment or self-employment, occasionally or commercially, or own an interest in any such business as a partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity, other than owning shares of the Company, Bogen Communications International, Inc., or shareholders of the Company or less than 1% of the outstanding stock of any publicly traded company.

             Competing business transactions in terms of section 1.3. shall be considered a) the development, production and/or distribution of supplementary electronic equipment for telephone facilities and/or services, such as PABX peripherals and unified messaging systems, including, without limitation, any voicemail via voice or e-mail, computer telephony integration and the like b) and any other business in which the Company significantly participates during the Contract Term by development, production and/or distribution. The geographic scope of application is limited to Europe and any other area in which the Company or its affiliates do business during the Contract Term.

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2.     During the Non-Competition Period a compensation for the abstention from acts of competition is to be paid by the Company. The yearly compensation will amount to 50% of the average fixed remuneration of the Managing Director paid to the Managing Director in the last twelve months before the expiration of the Management Contract (DM 60.000,-- p.a.). The compensation is payable in equal monthly installments at the end of each calendar month.

3. The Company may waive the prohibition of competition in whole or for individual transactions at any time during the Contract Term or during the Non-Competition Period with six months prior written notice. The obligation to pay the compensation to the Managing Director remains in full force if the waiver relates only to individual transactions and expires upon the expiration of such notice period if the Company fully waives its prohibition rights hereunder.

4. In each case of violation of his obligations under this ss.9, the Managing Director shall pay a penalty of DM 50.000,--. In case of permanent violation of his obligations hereunder such penalty is to be paid for each month during such violation period. The right of the Company to claim for damages and/or injunctive relief remains unaffected.


                                     ss. 10
                           Business and Trade Secrets

The Managing Director shall be under the obligation to observe unrestricted and complete secrecy of any and all Business and Trade Secrets as well as of all other confidential information or details regarding the Company or its business enterprise. The foregoing secrecy obligations will be effective even after termination of this contract.

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                                     ss. 11
                              Delivery of Documents

Upon termination of this contract the Managing Director shall be under the obligation to return all documents, records, all existing electronic files and other material relating to his activities as Managing Director to the Company without being asked.

                                     ss. 12
                              Inventions, Copyright

1. Any rights in inventions or technical improvements made or worked out by the Managing Director in the course of his service for the Company, in relation with his activities for the Company, owing to his experience resulting from his service for the Company or owing to works carried out by the latter, may be exclusively used by the Company. Already at the present time, the Managing Director shall assign all respective rights to the Company. Regarding this matter the Company shall be under no obligation to pay any additional remuneration. For lack of the Managing Director's status as employee, the Act on Employee Inventions shall not apply.

2. Where, related to any of his duties or to the experience resulting from his service for the Company or to the performance rendered by the Company, copyrights for works are vested in the person of the Managing Director, it is agreed herewith that he shall already at the present time assign the exclusive and gratuitous right of use therein to the Company.

                                     ss. 13
                     Absence of Subsidiary Oral Agreements,
                            Amendments, Written Form

1. There are no subsidiary oral agreements. Any contractual amendments require written form.

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2.     The former contract of employment as Managing Director, including all amendments and possible provisions as to the payment of bonuses, shall cease to be in force upon the Effective Date.

                                     ss. 14
                               Severability Clause

Should any provision of this contract be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions. The invalid or unenforceable provision shall be replaced by a regulation which comes closest to the economic purpose of the invalid provision. The same shall apply in the event that this contract is incomplete. This provision applies also if the invalidity or unenforceability of a provision is due to the extent of a time limit or period or of a geographic area. In this case the legally permitted time limit or period or geographic area shall be applicable.

                                     ss. 15
                      Place of Performance and Legal Venue

Place of performance and legal venue for all legal disputes possibly arising out of this contract shall be the legal seat of the Company.

                                     ss. 16
                            Declaration of Intention

All declarations of intention made by the Managing Director concerning the present contract shall be addressed to the CEO (Chief Executive Officer) or the President of the sole shareholder.

This agreement is made in duplicate each copy being original, this        day of



-------------------------------                        -------------------------
         - the company -                               - the Managing Director -
represented by the shareholders

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5.     The Managing Director's entire range of services including, if appropriate, possible services performed for subsidiary corporations, holding corporations or other companies as well as services rendered on Sundays and holidays etc. shall be deemed to be compensated by the remunerations payable by the Company under this contract. As far as the respective companies pay the Managing Director a direct compensation for such services these remunerations shall be set off against his compensation under this contract, first of all against his participation in yield, unless expressly otherwise agreed upon.


1. During the Contract Term the Managing Director shall be barred from engaging in competing business transactions or acting on behalf of a competing enterprise or establishing a competing enterprise or participating in any such enterprise, whether directly or indirectly, by way of employment or self-employment, occasionally or commercially, or to render advice to such an enterprise.

2. Competition in terms of ss.9 section 1 shall be considered the development, production and/or distribution of supplementary electronic equipment for telephone facilities and/or services which belong to the respective development, production and/or distribution program of the Company or of supplementary electronic equipment for telephone facilities and/or services the development, production and/or distribution of which is definitely intended by the Company.

3. The Company may waive the prohibition of competition in whole or for individual transactions.